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                                  Exhibit 11.1




                      DIGITAL TRANSMISSION SYSTEMS, INC.

            STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                   For the quarter ended September 30, 1996


        Net loss                                                  $      (677,000)
                                                                  ===============

        Weighted average common and
                common equivalent shares outstanding                    3,921,268
                                                                  ===============

        Net loss per common and common
                equivalent shares                                 $         (0.17)
                                                                  ===============







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